Exhibit 21.1

Subsidiaries of Zoe's Kitchen, Inc.

Exact Name of Subsidiaries of Registrant as Specified in their Charter	State or Other Jurisdiction of Incorporation or Organization
Zoe’s Arkansas, LLC	Delaware
Zoe’s Kansas, LLC	Delaware
Zoe’s Missouri, LLC	Delaware
Zoe’s Kitchen USA, LLC	Delaware
Zoe’s Restaurants, LLC	Alabama
Zoe’s Kitchen Holding Company, LLC	Delaware
Zoe’s Annapolis, LLC	Delaware
Zoe’s Arizona, LLC	Delaware
Zoe’s Colorado, LLC	Delaware
Zoe’s Florida, LLC	Delaware
Zoe’s Louisiana, LLC	Delaware
Zoe’s Maryland, LLC	Delaware
Zoe’s Restaurants Nashville, LLC	Delaware
Zoe’s New Jersey, LLC	Delaware
Zoe’s North Carolina, LLC	Delaware
Zoe’s Oklahoma, LLC	Delaware
Zoe’s Pennsylvania, LLC	Delaware
Zoe’s South Carolina, LLC	Delaware
Zoe’s Virginia, LLC	Delaware
Zoe’s Texas, LLC	Delaware
ZK Texas Holdings, LLC	Texas
ZK Texas Management, LLC	Texas
ZK Texas Beverages, LLC	Texas
Soho Franchising, LLC	Delaware